Exhibit 10.18

                                   May 1, 2002

Mr. Jeff Siegel
Siegel Smith LLP
400 S. Sierra Avenue
Solana Beach, CA 92075

Mr. Siegel:


This letter will serve to confirm the agreement between Remedent USA, Inc. (the "Company") and Siegel Smith LLP ("Siegel Smith").

(1) Siegel Smith, which served as the Company's independent accountants through the fiscal year ended March 31, 2001, hereby agrees to the receipt of 150,000 shares of the Company's common stock in full repayment of the professional services rendered, $32,650 plus any and all finance charges, incurred through the date of this agreement .

(2) The Company hereby agrees to file for registration on an S-8 Registration Statement, the shares of common stock outlined in (1) above.



The above-mentioned terms are agreed upon on this day, by the following:





/s/ Stephen F. Ross                         /s/ Jeff Siegel
------------------------------------        ---------------------------

Stephen F. Ross                             Jeff Siegel

Chief Financial Officer                     Siegel Smith LLP
Remedent USA, Inc.